Exhibit 99.1

November 14, 2014

Dear Fellow Shareholders:

Tomorrow marks the one-year anniversary of Genius Brands International Inc.’s merger with A Squared Entertainment LLC.

Since the merger, our current management has made enormous strides across all areas of the business. Concurrent with the release of our Q3 10Q, as your Chairman and CEO, I would like to talk about them here. These strides are not only in the functional integration of the two companies, but in the paramount task of creating timeless assets intended to grow shareholder value today, and for many years to come.

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The creation of valuable children’s intellectual property owned by the company -- and the exploitation of that property through media and the licensing of consumer products -- is the essence of our business. The model we employ is similar to those used by the Walt Disney Company, Pixar, Dreamworks, Hanna Barbera, Marvel, and Warner Brothers Animation in the following ways:

•	We create great animated cartoons.
•	We license the animated cartoons to global media in order to build brand awareness.
•	We license the characters of the cartoons on to consumer products.

Characters from Thomas Edison’s Secret Lab	Characters from Warren Buffet’s Secret Millionaires Club

This is the exact same model that gave rise to:

Mickey Mouse and Donald Duck, Winnie the Pooh, Lion King, The Little Mermaid, Frozen, Tom and Jerry, Shrek, Scooby Doo, Power Rangers, Ninja Turtles, Barney, Care Bears, Strawberry Shortcake, Flintstones, Muppets, Sesame Street, Transformers, Thomas the Tank Engine, Spider Man, SpongeBob Squarepants, and many other brands whose sales of media and consumer products, are measured not in millions of dollars, but in billions of dollars.

Many of the key executives and creators working at Genius Brands today came from the aforementioned companies and has participated in building assets at those companies.

At the new Genius Brands, we have pursued THREE goals to get our new company to that destination.

•	Focusing on our core competency of building and exploiting a diversified portfolio of children’s brands with strong consumer appeal;
•	Maximizing revenues and earning potential from our portfolio; and
•	Minimizing risks and costs in creating the portfolio.

We are highly confident that as we remain focused on our goals, our portfolio of marquee children’s brands will yield enormous value and profitability, not unlike the companies and brands above, many of which we have been a part of building.

It is important to recognize that as a company in the animated entertainment space, we face an inevitable lead time between the creation of our assets and the realization of economic or accounting benefit of those assets. The ultimate goal is to create global content with the ability to generate revenue for many years (indeed, decades) to come, from the distribution of the content itself as well as the ancillary consumer product offerings. The cycle from creation to marketplace is generally three years, and it is useful to review the process. Fortunately, several of our brands are already well into the cycle. We have carefully structured our portfolio of properties like a laddered portfolio of bonds.

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From the initial concept, development and design can take six months. When production is then ‘greenlit’, it takes approximately 12 months to complete production of a series. Putting the program into distribution is another 12 months before consumer products are then licensed in the market place, on shelf. Following this first introduction to the public begins the exploitation of consumer products based on the content. A second distribution window for television begins after the first license term ends, and in success, additional terms of license continue.

•	We plant seeds;
•	We water them;
•	We harvest them; and
•	We bring them to the market.

There is no shortcut. Whether it is Donald Duck, SpongeBob SquarePants, Scooby Doo, Thomas the Tank Engine, or Frozen, each must all go through the same process.

Creation>Development>Production>Distribution>Retail.

Thomas Edison’s Secret Lab	Characters from Baby Genius

6 Strategic Initiatives We Are Pursuing to Bring Genius Brands to Our Goal

Initiative #1: Executing Co-Production Agreements for Our Animated Content

By entering into strategic partnerships, Genius will seek savings on production costs (our goal is reducing what could be over $20Million (90%)) on the production of a possible 104 anticipated half hours of animated content for not only our announced current production, Thomas Edison’s Secret Lab, but additional properties we have in development.

To mitigate the inherent risk around the production/distribution lifecycle, we implemented our first strategic initiative which dramatically limits our upfront exposure to production costs. During the third quarter of 2014, we’ve partnered with various pre-production, production, and animation service providers in India and Ireland/UK who we believe are experts in their respective fields. These mutually beneficial relationships help us manage cash while giving our partners an opportunity to have a vested stake in the production of the content in exchange for upside potential in the future success of the content.

Each of those parties provides services to the Company for the development of our content, at no cash expenditure to us. In exchange, they receive a certain percentage of the series’ forthcoming adjusted net revenues or net profits, as well as, in some cases, the distribution rights in certain territories where they have an innate knowledge of the market for which they pay us a share of their earnings.

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In 3 different respects this is a powerful co-production business model. First, in all these agreements, we exercise complete creative control which ensures that we develop an asset that has wide-reaching consumer appeal based on our experience over many years. Second, the structure allows us to dramatically limit our upfront cash expenditures, hence mitigating our risk, while sharing the upside potential with our partners. Third, we are able to exploit an arbitrage opportunity by sharing in the profits related to territories where profitable distribution has been historically limited for U.S. content providers, such as India and China. It is a model not readily replicated by competitors, and which to the best of our knowledge, no other studio does. It relies on longstanding relationships, recognized competencies, and accomplishments of our management team, which gives rise to a confidence in our partners to invest alongside us. It provides us with a competitive advantage and a fast track to potential profitability for each brand for ourselves and our partners.

To put some real numbers around this, the Thomas Edison’s Secret Lab series, which began pre-production in Q1 2014, and began hard animation production in Q3 2014, is estimated to cost a total of $200,000/half hour. Our initial tranche of production is 26 half hours, and we expect to quickly trigger a 2nd 26 half hours for a total of 52 half hours (104 / quarter hours). Under supervision of our American director and producer, animation will be produced in India. Voice recordings, sound effects, music editing, and overall post production, will take place in Galway, Ireland and London. With the implementation of these arrangements, we’ve reduced our anticipated upfront cash expenditures by approximately 90%.

This powerful model can be utilized for all of our future productions, not just Thomas Edison’s Secret Lab.

Once we have created our assets, the next key step is the monetization of those assets through distribution to television broadcasters, digital channels, SVOD channels, home entertainment, game platforms, and the creation of brand awareness. This brings me to the next initiative:

Initiative #2: Launching the Global Distribution Division

Foregoing the use of outside agents and internalizing the sales of content, could potentially increase margins by approximately 30% and could translate to an additional $780k in sales proceeds, based on industry averages, during the first cycle of our latest series “Thomas Edison’s Secret Lab” alone.

Prior to the third quarter of 2014, the Company sold its programs domestically, however, for our international sales, we contracted this function out to a commission- based international sales agency. We knew it was critical to bring this important function in-house, as our portfolio of content grew. We would be able to secure a higher sell through of content, and at a greater margin, when we have 100% focus on securing distribution for our own brands, as compared to being an item on an outside agency’s menu of many properties. As such, the Company formed a new Global Distribution division and appointed Andrew Berman to the newly created operating position of Senior Vice President - International Sales to oversee the division. Andy has over 30 years of experience in the worldwide sale, marketing, and distribution of content across multiple platforms at companies such as Fremantle Media Kids & Family Entertainment, TMS Entertainment, IDT Entertainment (later know as Starz Media), and Harvey Entertainment. He has longstanding and broad relationships with the traditional TV buyer, as well as the global buyers of digital content across all the new and emerging platforms.

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The international market for kid’s animated content is robust with various types of outlets (pay TV, free TV, or VOD/SVOD) and customer preferences in each individual country. Based on several published guides as well as the combined experience of our management team, we feel that the “minimum” aggregate license fees per half hour of animated content targeted to children are as follows for the initial cycle two to three year license term:

The above license fees are estimates and may not be indicative of the Company’s actual future arrangements.

Our existing programs, Stan Lee’s Mighty 7 and Secret Millionaires Club, have already been licensed to 18 broadcasters in 16 countries. Thomas Edison’s Secret Lab, which is currently in production, has just been introduced to the marketplace, and already been pre-sold to 6 broadcasters covering numerous territories, and we have advanced dialogue going on in many more all around the world.

Some of the international broadcasters to which our programs have been licensed include:

•	ABC (Australia/New Zealand)
•	Asiana (Korea)
•	Beyond Home Entertainment (Australia/New Zealand)
•	Digital Aggregator (United Kingdom)
•	Discovery Asia (Asia)
•	DR TV / DR Ramasjang (Denmark)
•	E-Vision (Middle East)
•	Edel (Germany)
•	Globo (Brazil)
•	Hero Channel (Philippines)
•	Imagine Media (Israel)
•	MBC (Middle East)
•	Media Prima Behad (Malaysia)
•	MediaCorp (Singapore)
•	MTV3 (Finland)
•	Noga (Israel)
•	SF International (Sweden)
•	Tele-Quebec (French Speaking Canada)
•	Teletoon (Canada)
•	Workpoint (Thailand)

While of course there can be no assurance, to extrapolate from the industry minimums outlined above, for example, the first 52 (11) minute segments of Thomas Edison’s Secret Lab could garner upwards of $2.6 million of license fees in its first cycle which we anticipate beginning in the spring of 2015 upon delivery of the episodes to the contracted broadcasters. This does not include other content, e.g. Stan Lee’s Mighty 7 and Secret Millionaires Club, or future earnings from the distribution of content in our co-production partners’ territories.

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Lastly, it should be pointed out that prior to our assuming the management role, the prior Genius Brands operation had virtually zero distribution outside the U.S. of its catalogue. Today, in the new company, we are aggressively introducing Baby Genius content into the global marketplace and building robust consumer product licensing programs to compliment and follow-on the exposure. (Below we’ll discuss more about the licensing opportunities related to Baby Genius in greater detail.)

Initiative #3: Launching Our Consumer Products Division

Bringing on In-House personnel to attempt the monetization of the Company’s brands in the $70 billion annual retail industry

Exposure in the aforementioned media markets around the world drives demand for consumer products, which represent the second piece of the revenue puzzle. To that end, in the second quarter of 2014, we launched a new Consumer Products Division and brought on two recognized leaders in the industry to run it: Stone Newman and Lloyd Mintz. Stone and Lloyd have powerful records of accomplishment in the kids licensing industry, having both worked in their own companies, and toy companies such as Hasbro. They have broad and longstanding relationships with licensees in all the major categories, as well as all the major retailers. Stone and Lloyd have years of experience representing powerful brands such as Lion King, Monopoly, Winnie the Pooh, Tonka, the Muppets and Angelina Ballerina, and have personally been responsible for deals generating in excess of $200 million dollars of royalty income. As with Content Distribution, our Consumer Products efforts were previously managed by outside agents, which have now been replaced with a powerful, dedicated division of GBI that is solely focused on revenue-generation through exploitation of our IP. It’s more efficient, more effective, and more profitable.

I personally have been involved in the development of several billion dollar brands at retail, with hundreds of millions of dollars of royalty income generated. I see the same potential within our brand portfolio today.

The size of the consumer products market is enormous. According the to the 2013 LIMA (licensing trade organization) Survey, the market generated over $70 billion dollars of annual retail sales, and about $3.5 billion dollars of royalty revenue, of which 2/3 of it is kids character based. According to that same survey, 2012 revenues generated in the US and Canada, by selected property type, was as follows:

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According to the same survey, 2012 revenues generated in the US and Canada, by selected product category, were as follows:

It is this environment, and with accomplished stewards, to which we are introducing our brands.

When we merged A Squared Entertainment into Genius Brands International, we maintained A Squared as a wholly owned subsidiary of GBI, allowing the Company to pursue opportunities outside of its core “content with a purpose” children’s properties. Whereas Genius Brands will remain focused on children from toddlers to tweens, the A Squared subsidiary allows us to take advantage of opportunities outside of the kids space in the consumer product market. In that regard, we have assumed licensing responsibility for several proven and established brands that will provide an immediate source of cash flow and continue to grow into substantial pieces of business, such as From Frank and Psycho Bunny among others.

Initiative #4: Creation of Portfolio Wide Distribution Platforms

Exposure of our IP is an essential facet of insuring awareness and appetite for the consumer products. As our brands come available to market, we have put in place an infrastructure of relationships with key parties who ‘own the pipes’, that deliver products across all of the necessary channels including music publishing, digital music distribution, digital content distribution, free TV, pay TV, streaming and game platforms, to ensure prompt revenue generation upon completion of each project. They are strategic, and they are sequenced and organized for maximum impact on the brand.

In addition to launching the Global Distribution and Consumer Products divisions to distribute our brands and properties into their specific respective channels, we also distribute the library as a whole into markets and channels. These channels are tailored to bringing brand awareness to the Company as a whole and to each brand or property specifically and generating revenue in a number of different ways.

•	BMG (Bertelsmann Music Group) handles the musical composition publishing for all of the Company’s brands for which we have received significant advances as well as a percentage of future sales.
•	InGrooves handles the digital distribution of the Baby Genius catalog of music and CDs on a non-exclusive basis for which we received a significant advance in the third quarter of 2014 as well as a percentage of future sales.

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•	LeapFrog, the educational entertainment company with a proprietary device platform, is distributing certain episodes of Secret Millionaires Club, and the launch of Baby Genius episodes in the forthcoming weeks in its App Center. Upon completion of Thomas Edison’s Secret Lab, episodes will be sold for download as well. Each episode bundle is sold to the customer for $5.00 per download with the Company receiving a substantial majority of the proceeds.
•	Earlier this year, we expanded our partnership with Comcast’s XfinityTV in which Comcast will make available all episodes of the Baby Genius Nursery Rhymes and Baby Genius Baby Animals series available to its customers. Over the past seven years, the Baby Genius® content has amassed over 50 million downloads and over
•	500,000 VOD users/month across the Xfinity TV platforms, providing unlimited content combinations and continuous play.
•	We are in advanced negotiations with a preeminent provider in the US to launch a digital Kids Genius Channel. This channel will feature all of the Company’s brands and properties – Baby Genius, Secret Millionaires Club, Stan Lee’s Mighty 7, Martha & Friends, Gisele and the Green Team, and ultimately Thomas Edison’s Secret Lab and all other properties under development, as well as those which we curate and aggregate. In addition to enhancing the exposure to these brands, we’ll generate advertising revenue from this channel. We expect to announce this in the beginning of the new year.
•	We are in discussions with a leading internet commerce site to sell Baby Genius products as well as the consumer products related to Secret Millionaires Club.

Initiative #5: PIPELINE. Maintaining Disciplined Development Practices

Genius spends as much time looking for new opportunities for growth as we do re-evaluating our existing portfolio to ensure that we are always maximizing our resources on projects with the highest return potential

The cornerstone of any entertainment company is a pipeline of new development with wide-reaching consumer appeal that will resonate in the marketplace. We take a very disciplined approach to new development such that we limit our upfront investment if we believe that the property does not align with consumer interests. In that regard, we terminated our involvement with the Pascualina property, where we could not see a clear path to a profitable business within a reasonable timetable. We look to replace that property with one of two other properties that we feel can deliver on those expectations.

•	We are developing an exciting original “girls” property with a major celebrity paired with one of the most accomplished music producers in the world.

•	We are in advanced negotiations with a children’s author and her publisher who has created a line of books which are repeatedly on the NY Times Children’s Bestseller list and have sold over 7 million copies. We would create animated entertainment around the characters in these books that are already widely recognizable to pre- school children, and develop consumer products offerings. As any company that has undergone a merger can attest, one of the important tasks is to adjust processes that may not be ultimately beneficial to the new direction of the company, which brings me to our sixth and final strategic initiative.

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Initiative #6: Restructuring the Previous Baby Genius Business

As I have outlined above, at the heart of the old company was the Baby Genius brand – a powerful property with a proven legacy. The old company monetized this brand by manufacturing videos and CDs, carrying the inventory and selling it directly to retailers. Though we saw large revenues, and a large volume, which spoke to the popularity of the brand, the model proved flawed. It had huge costs to manufacture the CDs and DVDs, to warehouse them, and to fulfill the orders. There was inventory risk, risk of returns, and significant overheads of personnel and space. It demanded great capital and the margins challenging at best. Instead of being burdened with duplication and distribution of the Baby Genius home entertainment ourselves, we chose to migrate to a royalty based model and partner with experts in the field. We were able to eliminate staff, duplication, warehousing, fulfillment, and inventory risk. At the same time, we partnered in Q1 2014, with SONY/DADC. They provided us a substantial advance for the right to duplicate not only the Baby Genius videos but all videos in our library, with a second advance for the same rights expected in the first quarter of 2015. Further, we have partnered with PBS Entertainment who will facilitate home entertainment sales of the Baby Genius product on our behalf, and do so using the duplication facilities of Sony.

In addition to the elimination of massive capital outlays, this shift out of the inventory business will potentially save us several hundred thousand dollars in annualized costs due to the elimination of certain personnel and service providers in the areas of manufacturing, fulfillment and logistics not to mention the soft costs of our internal existing staff managing the process.

The value and long term growth potential of Genius Brands is based on this business model and these six strategic initiatives that we’ve outlined above. In recent months, this value has not been represented in our share price and ultimately our market capitalization. We believe the recent weakness in our stock relates to factors that are unrelated to the fundamentals of the business and our business model.

As with any thinly traded stock, we believe that small volumes of trading activity have a more pronounced impact on our share price. Some of the weakness of the stock we attribute to the natural process of turning over the shareholder base from the pre-merger investor base to one aligned with the new management team, the new direction of the company, and the strategic initiatives we’ve undertaken to accomplish our goals.

As previously reported in our SEC filings, in May 2014, we broadened our investor base and sold 6,000 preferred shares for $6,000,000 to 19 investors. Those preferred shares are convertible into shares of common stock. To date, none of these preferred shares have been converted into common stock. Mindful of that, we are working on ways for shareholders to see the value that is being created by the company and its brands. But most importantly, we are focused on doing our daily ‘blocking and tackling’. A champion doesn’t become a champion during the 30 minutes he steps into a ring. He becomes a champion during the months of training and effort before that is put in daily, working in the gym.

Brands and Properties

(A brand is a beautiful thing)

Now, with a deeper understanding of the key strategic initiatives we’ve completed to strengthen the core business, let’s turn to a discussion of the brands and properties themselves.

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Thomas Edison’s Secret Lab

Utilizing the power of our co-production arrangements, we are in production for 52 (11 minute) episodes of the animated series that follows Angie, a 12-year-old prodigy, and her young science club who discover Thomas Edison's Secret Lab -- a scientist's ultimate dream lab equipped with everything they could ever imagine, including two of Edison's very last inventions: a hologram that brings Mr. Edison himself "to life," and a whacky robot they called Von Bolt.

Currently, 52 (11 minute) episodes are in production with the entire first season slated to be finished in the Spring of 2015. Initial response from broadcasters and our sub agents has been strong, and we have contracted with the following for distribution of the series across multiple platforms:

•	Distribution through American Public Television for PBS affiliates across the US
•	Six pay and free TV broadcasters in Canada, Korea, Singapore, Spain, Israel, and the Middle East, with up to 36 additional territories to be licensed throughout 2015.
•	LeapFrog will offer the series for download in their AppCenter at no less than $5.00 per episode for which we will receive a significant portion of the proceeds collected.
•	A developer and manufacturer of games who will develop science activity kits and novelties for sale in 20 countries in Western Europe, Asia, Africa as well as the US and Canada.
•	Our musical composition arrangement with BMG covers the distribution of any music from the series for which we have received a sizable advance for a number of our properties.

Finally, we are also building the companion consumer products program in categories such as toys and apparel which we expect will launch early 2016 after the series goes on the air in Spring 2015.

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Warren Buffett’s Secret Millionaires Club

What began as a series of webisodes has evolved into a growing international brand with a devoted following. Created in partnership with and starring an animated Warren Buffett, Secret Millionaires Club features a group of kids who have adventures in business. With 26 webisodes and 26 thirty-minute television episodes completed, we have distributed the series through the following channels:

•	Discovery Kids (formerly the Hub) licensed the series through 2015 for broadcast on its network.
•	Eight pay and free TV broadcasters around the world in Korea, Singapore, Thailand, Israel, the Middle East, Finland and Brazil. We anticipate licensing the series to another 40 broadcasters through 2015
•	LeapFrog just began offering the first episode in the series for download in their AppCenter on October 14, 2014 at $5.00 per download for which we will receive a significant portion of the proceeds collected. We are already seeing consumer interest and downloads in the short two week period. LeapFrog will be featuring continuing episodes in the weeks to come.
•	Our musical composition arrangement with BMG also covers the distribution of the music related to Secret Millionaires Club worldwide.
•	We have launched two DVDs through our partner Cinedigm. The company earns royalties on every video sold.
•	John Wiley & Sons, Inc. published a Secret Millionaires Club book that has exceeded their expectation and continues to sell solidly, both in the U.S. and in territories around the world. Thousands of units have been sold for which we received an advance as well as a percentage of all sales.

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As the popularity of the brand continues to grow, so has the portfolio of related products that are to be sold at retail. In addition to the books, videos and classroom materials that are already available, we recently signed an additional publisher who is working in partnership with a major retailer on a program for Summer 2015 that will be helping kids start their first business with kits that will be sold at a prominent retailer. We expect to announce this new partnership in Q1 2015 which we anticipate will include royalties and an advance.

Stan Lee Comics

Through Stan Lee Comics, LLC, our partnership with Stan Lee, the comic book giant and creator or co-creator of characters such as Spider-Man, the Hulk, the Fantastic Four, Iron Man, the X-Men, and many others, we produced Stan Lee’s Mighty 7, an animated feature film with Stan Lee as the mentor of a team of superheroes. This film has been licensed to the following:

•	Discovery Kids (formerly the Hub) licensed the film through 2016 for broadcast on its network in the U.S.;
•	Thirteen pay and free TV broadcasters around the world in Canada, Australia/New Zealand, Malaysia, the Philippines, Thailand, France, Germany, the UK, Israel, the Middle East, Denmark, and Sweden. We anticipate licensing the series to another 38 broadcasters through 2015;

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•	Our musical composition arrangement with BMG also covers the distribution of the music related to Stan Lee’s Mighty 7 worldwide; and
•	We are currently in discussion with a global co-production partner to fund the upcoming second and third parts of the trilogy.

Based on the success of Stan Lee’s Mighty 7, we are now also in development of a new, soon-to-be-announced series through Stan Lee Comics. The new property, an original brainchild of Mr. Lee, will appeal to a younger audience than Stan Lee’s Mighty 7 and continue to grow the company’s growing portfolio of “kid friendly” superhero brands.

Baby Genius

We are very bullish about the relaunch of Baby Genius as we vastly expand the number of platforms on which the Baby Genius products are sold.

•	As we discussed above, Sony is now handling all of the duplication and replication of the DVDs and CDs with PBS Entertainment handling the sales for an advance against future royalties.
•	InGrooves, the digital music marketplace (e.g. I Tunes, Spotify, etc.), will handle all of the digital distribution in the Baby Genius catalogue in exchange for a sizable advance as well as a portion of future royalties.
•	A second musical composition arrangement with BMG covers the distribution of the music related to the Baby Genius catalog worldwide.

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•	We licensed certain properties from the Baby Genius catalog to Netflix for a fixed license fee.
•	LeapFrog will begin offering episodes on the same terms as Secret Millionaires Club in the weeks to come.
•	Comcast will make available all episodes of the Baby Genius Nursery Rhymes and Baby Genius Baby Animals series available to its customers.

We have a huge opportunity to introduce a line of products that stimulates and encourages our growth. To do so, we anticipate partnering with one of the world’s leading universities, and their center of early learning education to help us develop a line of “products with a purpose” based on real data from the experts. We are putting the program together, are in process of signing on licensees in all relevant product categories, and in discussion with mass retailers for a Fall 2015 product line introduction. Additionally, we are amidst a dialogue with a major online retailer and digital distribution website to have a material presence of new Baby Genius Consumer Products starting in 2015. We believe this will be a substantial business of growing, reliable, and potentially recurring income for many years to come.

From Frank

Licensed through A Squared, ‘From Frank’ is an emerging, pet-centric consumer brand centered on a dog named Frank. Frank’s main goal in life is to make humans smile. And since he’s not allowed to venture more than a block from his house, he makes them stuff. While this results in some rough edges and masking tape, it also produces a line of consumer products that resonate with people in a way that only a dog can do. The brand currently is one of the top selling collections at Target, in addition to distribution at Barnes & Noble, Calendar Club, Hot Topic, Newbury Comics and hundreds of independent stores.

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From Frank is partnering with GBI to expand the brand into a wide range of products and find more ways to “make humans smile.” It has already been licensed to Bare Tree Media who will be selling From Frank branded virtual goods, including Emoticons and a Photo Bomb app; Calendar Club who will be selling a From Frank calendars and puzzles; Hot Topics who recently introduced a line of From Frank pins, stickers, air fresheners and magnets; and, GTECH who will distribute From Frank lottery tickets.

Psycho Bunny

by ROBERT GODLEY
Est. 2005 · NEW YORK

Psycho Bunny

Inspired by the 17th-century maritime marauders and secret societies like the infamous Skull & Bones, Psycho Bunny creates timeless wardrobe essentials that couple refined English tailoring with bold American design. This 10-year old luxury fashion apparel and lifestyle brand has grown from a line of upscale, irreverent ties to an expanding, international lifestyle brand including ties, polos, sport shirts, sweaters and hoodies, scarves and accessories.

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A Squared has already signed several new licensees including: APG who will introduce a line of men & women’s undergarments and loungewear this year; JRM Accessories who will introduce a line of headwear; S3 holdings who will launch a Psycho Bunny footwear line; and Itochu who will be introducing and managing the brand in Japan. We are currently assigning international representation all over the world and are in discussions with potential partners in Asia, Europe, and South America.

BY EVERY METRIC, THE COMPANY IS MOVING FORWARD ON ITS PATH TO MASSIVE VALUE CREATION, AND VALUE CREATION LEADS TO EARNINGS.

•	Cash (lots)
•	Credit Facility (unused)
•	Litigation(zero)
•	Receivables(substantial)
•	Properties and Asset Base(continues growing)
•	Catalogue of animated entertainment(growing)
•	Recruitment of top sales executives in the industry
•	Recruitment of top CFO and VP Finance
•	Establishment of best practices in finance department
•	Successful positioning of the company by Establishment of a “competitive moat” ("Content with a Purpose", and its evolution into consumer licensing, "Products with a Purpose")
•	Elimination of self-distribution and self-funding model of DVD and CD (cash intensive/low margin) in favor of royalty based model.
•	Established Infrastructure of Key Distribution Relationships (Sony, BMG, Netflix, Comcast, public television, key online and traditional retailers and global broadcasters and digital distributors)
•	Establishment of key self-directed distribution channels
•	Material growth in key retail relationships
•	Material growth in key licensee relationships
•	Focus on digital migration while maintaining profitable traditional channels of distribution (e.g. ad sponsored Baby Genius Jukebox)
•	Robust Pipeline for continued development and acquisition of the highest quality intellectual property.

We are a small, nimble, and deft group. We are able to quickly adapt and act upon opportunities which our large competitors are not readily able to do. Success today is going to be governed by those able to seize opportunities in a quickly evolving digital landscape. We are not only aware of that, but we are a company designed to do so.

As an entrepreneur who has grown up in the cauldron of Hanna Barbera Studios, CapCities/ABC, and the Walt Disney Company, and run a profitable kids entertainment business his whole career, I know all of the above are the roadside markings to indicate the responsible and steady creation of value. We have amazing properties in our company today. I’m confident to say they are as good as any properties I have seen or worked with over the course of my career. The portfolio is diversified by targeting from toddlers to tweens; boys, girls, and boys and girls both. Our mantra of ‘Content with a Purpose’ is of positive value and enriching, which is not just something we are proud to do, but it is a powerful competitive positioning, in a world where parents are concerned about the increasing consumption of mindless media by their kids.

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What we have shared is just the tip of the iceberg. There are numerous important licenses afoot now, that are not yet able to be disclosed but will be rolled out in the coming weeks and months. As the dots connect, one thing we can say with confidence is that in a broad portfolio as we have, with broad distribution as we are acquiring, the likelihood of one or more properties breaking out is substantial. And in such circumstances, we feel we are well positioned for one or more of the next big hits in youth culture. Whether it is a Barney, or a SpongeBob, or a Spiderman, we cannot yet say, but we have every confidence it will be there, and that patience will be rewarded.

Andy Heyward

Chairman & CEO

Genius Brands International, Inc.

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